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            [LETTERHEAD OF TILLINGHAST, A TOWERS PERRIN COMPANY]

                                                                October 26, 1995



The Board of Directors
American Mutual Life Insurance Company
611 Fifth Avenue
Des Moines, IA 50309

Re: Statement of Actuarial Opinions Regarding the Closed Block to be Established by American Mutual Life Insurance Company

QUALIFICATIONS AND USAGE

I, Gary Corbett, am associated with the firm of Tillinghast, a Towers Perrin Company, and am a member of the American Academy of Actuaries, qualified under the Academy's Qualification Standards to render the opinions set forth herein.

Tillinghast has been engaged by American Mutual to perform certain services in connection with the establishment of a Mutual Holding Company and the conversion of American Mutual into a stock life insurance company. One of these services is to prepare actuarial opinions regarding the Closed Block that American Mutual will establish in order to properly protect the interests of policyholders. In forming these opinions, I have reviewed the process used by American Mutual to determine the allocation of assets to the Closed Block and the assumptions used in this process. The opinions set forth herein are not legal opinions concerning the requirements of applicable Iowa law but, rather, constitute opinions that reflect the application of sound actuarial principles to certain aspects related to the Closed Block.

I am aware that my opinions will be furnished to the Iowa Division of Insurance for its use in determining the fairness of the Plan of Reorganization and I consent to the use of my opinions for that purpose.

RELIANCE

In developing these opinions, I, and other Tillinghast staff acting under my direction, have received from American Mutual information concerning American Mutual's past and present practices. I have


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relied upon this information, which was provided under the general direction of
Vice President, Asset/Liability Management, Brian J. Clark, MAAA, FSA. We have not independently verified and assume no responsibility for the accuracy or completeness of such information. However, where practicable, we have reviewed such information for general reasonableness and internal consistency. American Mutual has represented and warranted that the information provided to us is accurate and complete in all material respects. My opinions depend on the substantial accuracy of this information.

OPINION REGARDING THE FUNDING AND OPERATION OF THE CLOSED BLOCK

In my opinion, American Mutual's concept of, and plans for, the establishment and operation of the Closed Block as set forth in Article V of the Plan of Reorganization (including the Closed Block Memorandum, an Exhibit thereto), make adequate provision for allocating to the Closed Block assets which will be reasonably sufficient to enable the Closed Block to provide for the guaranteed benefits and certain expenses and taxes associated with Closed Block policies, and to provide for the continuation of the dividend scales and interest credits in effect for 1995 if the experience underlying such scales and credits continues. In my opinion, Article V also provides for appropriate adjustment of the dividend scales and interest credits if the underlying experience changes from that underlying the dividend scales and interest credits in effect for 1995.

     DISCUSSION

     The Closed Block Memorandum describes the process by which assets will be allocated to the Closed Block as of the Effective Date, December 31, 1995. The process has three essential steps:

     1. Defining the elements that constitute the experience underlying the dividend scales and interest credits in effect for 1995.

     2. Defining the projection process used, in conjunction with (1), to determine the cash flow requirements of the Closed Block for each year of its projected future existence.


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     3.   Selecting assets whose cash flows, when taken in conjunction with anticipated reinvestment of available Closed Block assets, will provide funds to meet the cash requirements of the Closed Block.

     I find that the elements of experience underlying the dividend scales and interest credits in effect for 1995 have been determined correctly, that the process is consistent with normal actuarial techniques for determining cash flow requirements, and that - based on test calculations using actual assets held as June 30, 1995 - it will be possible to select assets with the required characteristics.

     The criteria set forth in Article V for modifying the dividend scales and interest credits if the experience changes are such that, if followed, the Closed Block policyholders will be treated equitably in a manner consistent with the contribution principle. Although the Iowa Code does not contain a requirement that there be a Closed Block in the event of the establishment of a Mutual Holding Company, the funding and operation of the Closed Block as set forth in Article V are consistent with actuarial practice.

OPINION REGARDING THE CLASSES OF POLICYHOLDERS INCLUDED IN THE CLOSED BLOCK

In my opinion, the definition of the classes of policyholders included in the Closed Block as set forth in Schedule 1 of the Plan of Reorganization is fair and reasonable.

     DISCUSSION

     Schedule I of the Plan of Reorganization provides that individual life insurance policies with a current dividend scale will be included in the Closed Block, but that other contracts will be excluded from the Closed Block. These provisions separate the American Mutual business into two broad groupings:


     A.   CATEGORIES OF POLICIES INCLUDED IN THE CLOSED BLOCK


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          1.  INDIVIDUAL TRADITIONAL LIFE.  All classes of participating individual traditional life insurance policies, including ancillary benefits and riders; also, all classes of extended term insurance policies which have arisen therefrom.

          2. UNIVERSAL LIFE. Two classes of universal life policies, on which dividends, similar to a persistency bonus, are payable.

     B.   CATEGORIES OF POLICIES AND CONTRACTS EXCLUDED FROM THE CLOSED BLOCK

          1. UNIVERSAL LIFE AND SINGLE PREMIUM WHOLE LIFE (INTEREST SENSITIVE). All classes of participating individual universal life insurance policies except for the classes on which dividends are payable (A.2 above) and single premium whole life (interest sensitive) policies. (No dividends have been paid under these policies from their inception and the policies were designed to operate without dividend scales.)

          2. ANNUITIES, INCLUDING SUPPLEMENTARY CONTRACTS. All classes of annuities (excluding annuity riders attached to individual traditional life insurance policies) and supplementary contracts, whether participating or not, for which, under the Company's dividend scales in effect for 1995, no dividends are payable at any duration. (Contract forms vary, but no dividends have been paid under any of these classes from their inception with the exception of a block of individual annuities and supplementary contracts where the company has accounted for some interest credits as dividends. Article 5.4 of the Plan provides that the Company will guarantee the current level of dividends prospectively for these contracts.)

          3. INDIVIDUAL ACCIDENT AND HEALTH. All classes of individual accident and health insurance policies. (These policies provide for the possibility of dividends, but no dividends have been paid since 1991, and the Company believes that there is no likelihood of paying dividends on these policies in the future.)


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          4.   GROUP INSURANCE.  All classes of policies providing group life insurance or group accident and health insurance. (Policy forms vary but, except for a few cases which have received and will continue to be eligible for dividends based on their own experience, no dividends have been paid under any policy in these classes since their inception.)

I find that the above-described inclusion of certain classes of policies and contracts in the Closed Block, and the exclusion of other classes from the Closed Block, are:

     1. consistent with the objective of the Closed Block, which is the preservation of reasonable dividend expectations, and

     2. generally consistent with actuarial literature and emerging actuarial practice as they relate to Closed Blocks.



Sincerely yours,



/s/ Gary Corbett
Gary Corbett, FSA, MAAA

8405 NE 7th St
Medina, Wa 98039-4804
(206/454-0290)


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